U.S. SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC 20549

                         __________

                          FORM 8-K

                       Current Report
           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

              Date of Report:  October 12, 1999

              Commission File Number 33-31013-A

              COMMUNITY NATIONAL BANCORPORATION

                    a Georgia corporation

        (IRS Employer Identification No. 58-1856963)

            561 East Washington Avenue - Box 2619
                 Ashburn, Georgia 31714-2619
                       (912) 567-9686

       Securities Registered Pursuant to Section 12(g) of the Securities Exchange Act of 1934:

                 Common Stock, No Par Value


Item 5.  Other Events.

     1. Effective October 1, 1999, the registrant acquired all of the issued and outstanding capital stock of Cumberland National Bank, a de novo national bank located in St. Marys, Camden County, Georgia ("Cumberland"), which will operate as the registrant's second wholly-owned bank subsidiary.

     The registrant established Cumberland to take advantage of a newly-enacted change in Georgia's banking laws. Before July 1, 1999, a Georgia bank holding company could expand into another county only by having its subsidiary bank open a new branch in that county. The registrant was instrumental in convincing the Georgia Department of Banking and Finance that a bank holding company should be able to expand into a new county through the formation of a de novo bank, which could garner a higher level of local identity and support than a branch. Legislation permitting such expansion passed the Georgia legislature on March 15, 1999 and became effective on July 1, 1999. Cumberland is one of the first, if not the first, de novo bank established by a Georgia bank holding company under the new law.

     2. The registrant has entered into an Agreement and Plan of Merger, effective October 8, 1999, whereby the registrant will acquire all of the issued and outstanding capital stock of Tarpon Financial Corporation, Inc., a Florida corporation and a bank holding company ("Tarpon"), by way of a merger of Tarpon into the registrant, for the aggregate purchase price of between $3,720,000 and $3,952,500, depending on certain contingencies. After the merger, Tarpon's sole subsidiary, First National Bank,
Tarpon Springs, Florida, with assets of approximately $20.9 million, will become the third banking subsidiary of the registrant and would facilitate the expansion of the registrant's business into a rapidly growing region of the west coast of Florida.

     3. The registrant's common stock has been trading on the OTC Bulletin Board under the symbol "CBAC" since July
1999.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              COMMUNITY NATIONAL
                              BANCORPORATION


                              By:      /S/ T. Brinson Brock
                                   _______________________________
                                   T. Brinson Brock, Sr.
                                   President and Chief
                                   Executive
                                   Officer